UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 6, 2013

COMMAND CENTER, INC.
(Exact name of registrant as specified in its charter)

Washington	000-53088	91-2079472
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS EmployerI dentification No.)

3901 N. Schreiber Way, Coeur d’Alene, Idaho	83815
Address of principal executive offices	Zip Code

Registrant’s telephone number, including area code: 208-773-7450

___________________________________________________
(Former name or former address, if changes since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry into a Material Definitive Agreement

The following description of the Credit Agreement is qualified in its entirety by reference to the complete terms and conditions of such Agreement.

Effective April 30, 2013, Command Center, Inc. (“CCNI”) entered into the Sixth Amendment to an Account Purchase Agreement, dated February 19, 2010 (the “Credit Agreement”) with Wells Fargo, N.A. (“Wells Fargo”), which permits CCNI to borrow up to $14 million on a revolving basis. Amounts borrowed under the Credit Agreement will bear interest equal to the LIBOR (as such term is defined in the Credit Agreement) plus 3.0% per annum with no floor. Any borrowings under the Credit Agreement will be secured by CCNI’s cash, accounts, inventory, equipment, chattel paper, documents, general intangibles (excluding intellectual property), instruments, investment property and letter of credit rights.

Prior to the Sixth Amendment, there was 1 year remaining on the current agreement with Wells Fargo. The Credit Agreement extends the Credit Facility for an additional 2 year term.

There is no monitoring fee.

The Termination Fee remains at 1.0% through April 7, 2014; and then is reduced to 0.5%, with any Termination Fee eliminated after April 7, 2015.

The Annual Credit Facility fee is reduced from 1.00% to 0.75%, to be paid in monthly installments.  The Initial Credit Facility is established at $10 million, with the Initial Credit Facility fee reduced to $75,000.

The Credit Agreement removes a Repurchase Fee which was a 1% fee assessed on accounts purchased that were outstanding over 90 days.

The Credit Agreement alters any funding criteria from a credit review of individual customers to a blanket credit assignment of CCNI customers based on 5% of purchased accounts.

The Credit Agreement includes traditional lending and reporting covenants including that certain financial covenant applicable to liquidity are to be maintained by CCNI. The Credit Agreement also includes several potential events of default such as payment default, material adverse change conditions and insolvency conditions that could (i) cause interest to be charged at a rate above the interest rate applicable immediately prior to the occurrence of the event of default, or (ii) for any uncured events of default, result in Wells Fargo’s right to declare all outstanding obligations immediately due and payable.

CCNI intends to utilize the credit facility for ongoing operations, to pay related transaction expenses and for corporate purposes as described in the Credit Agreement. The Credit Agreement will be filed as an exhibit to a Current Report on Form 8-K when a fully signed copy of the Agreement becomes available.

The information in Item 2.03 below is hereby incorporated by reference in this Item 1.01.

Item 2.03  Creation of a Direct Financial Obligation or an Obligation Under An Off-Balance Sheet Arrangement of a Registrant

As disclosed above, effective April 30, 2013, CCNI entered into the Sixth Amendment to an Account Purchase Agreement, dated February 19, 2010, with Wells Fargo as the lending and collateral party. This summary of the material terms of the Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the Credit Agreement, a copy of which will be filed as an exhibit to a Current Report on Form 8-K when a fully signed copy of the Agreement is available.

This Form 8-K may include statements that are “forward-looking statements.” There are risks that the Company faces that could cause actual results to be materially different from those that may be set forth in forward-looking statements made by the Company. There also may be additional risks that the Company does not presently know or that it currently believes are immaterial which could also impair its business and results of operations. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Additional information regarding factors that could materially affect results and the accuracy of the forward-looking statements contained herein may be found in the Company’s Annual Report on Form 10-K for the year ended December 28, 2012 filed with the SEC on March 22, 2013, and any subsequent filings with the SEC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Command Center, Inc.

	By:	/s/ Dan Jackson
Dan Jackson
Chief Financial Officer
May 6, 2013